Exhibit 10.4(b)

INCENTIVE STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the ______ day of ________, ____, (the "Option Date") between Encore Medical, Inc., a Minnesota corporation (the “Company”), and ____________________________, an employee of the Company (the “Optionee”).

The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, $.01 par value per share (the “Common Stock”), as hereinafter provided, to carry out the purposes of the Encore Medical, Inc. 2018 Omnibus Stock Incentive Plan of the Company (the “Plan”).

THEREFORE, the parties hereby agree as follows:

1.            Grant of Option. The Company hereby grants to the Optionee the right and option (hereinafter called the “Option”) to purchase from the Company all or any part of an aggregate amount of ________ shares of the Common Stock of the Company (the “Shares”) on the terms and conditions herein set forth. The Option is intended to be an “incentive stock option” as that term is defined in Section 422 of the Internal Revenue Code.

2.            Purchase Price. The purchase price of the shares of Common Stock pursuant to this Option shall be $______ per share.

3.            Term of Option. The term of the Option shall be for a period of ten (10) years from the date hereof (the “Option Date”), subject to earlier termination as hereinafter provided.

4.            Vesting of Option. Subject to the terms and conditions hereof, this Option may be exercised during its term as follows:

(a)	From and after the Option Date, the Option may be exercised as to one-third (1/3) of the Shares (rounded down to the next whole number of shares); and

(b)	From and after the first anniversary of the Option Date, the Option may be exercised as to an additional one-third (1/3) of the Shares (rounded down to the next whole number of shares); and

(c)	From and after the second anniversary of the Option Date, the Option may be exercised as to all remaining Shares.

5.            Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee.

6.            Termination by Death. If an Optionee's employment by the Company terminates by reason of death, the Option may thereafter be immediately exercised, to the extent then exercisable by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of three months from the date of such death.

7.            Termination by Reason of Disability. If an Optionee's employment by the Company terminates by reason of Disability, as that term is defined in the Plan, any Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability for a period of three months from the date of such termination of employment or the expiration of the stated term of the Option, whichever period is the shorter.

8.            Termination by Reason of Retirement. If an Optionee's employment by the Company terminates by reason of Retirement, as that term is defined in the Plan, any Option held by such Optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement, but may not be exercised after one month from the date of such termination of employment or the expiration of the stated term of the Option, whichever period is the shorter.

9.            Other Termination. If an Optionee's employment by the Company terminates for any reason other than death, Disability or Retirement, the Option shall thereupon terminate, except that the Option may be exercised to the extent it was exercisable at such termination for the lesser of one month or the balance of the Option's term, provided, however, that if the Optionee's employment is terminated for Cause, all rights under the Option shall terminate and expire immediately upon such termination.

10.            Method of Exercise. Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or by any other form of legal consideration deemed sufficient by the Committee and consistent with the Plan's purpose and applicable law, including promissory notes or a properly executed exercise notice together with irrevocable instructions to a broker acceptable to the Company to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. Payment in full or in part may also be made in the form of stock already owned by the Optionee that is not Restricted Stock. No shares of stock shall be issued until full payment therefor has been made. An Optionee shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

11.            Investment Certificate. Prior to the receipt of the certificates pursuant to the exercise of the Option granted hereunder, the Optionee shall, if required in the Company’s discretion, demonstrate an intent to hold the shares acquired by exercise of the Option for investment and not with a view to resale or distribution thereof to the public, by delivering to the Company an investment certificate or letter in such form as the Company may require.

12.            No Rights as a Shareholder. The Optionee shall have none of the rights of a shareholder with respect to the shares subject to this Option until the shares have been issued to Optionee upon exercise of the Option.

13.            The Plan. This Option is subject to certain additional terms and conditions set forth in the Plan pursuant to which this Option has been issued. A copy of the Plan is on file with the Secretary of the Company and by acceptance hereof Optionee agrees to and accepts this Option subject to the terms of the Plan.

14.            Disputes. As a condition of the granting of the Option herein granted, the Optionee agrees, for the Optionee and the Optionee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Committee (as such term is defined in the Plan), in its sole discretion, and that any interpretation by said Committee of the terms of this Agreement shall be final, binding and conclusive.

15.            Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

16.            Certain Dispositions. If Optionee shall dispose of any of the shares of Common Stock acquired upon exercise of the Option within two (2) years from the date the Option was granted or within one (1) year after the date of exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, Optionee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure (i) notice to the Company of any disposition of the shares of Common Stock acquired upon exercise of the Option within the time periods described above and (ii) that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Optionee.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date and year first above written.

ENCORE MEDICAL, INC.

By
President

OPTIONEE

Type name of Optionee here